SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 13, 2004

VSOURCE, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	000-30326	77-0557617
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7855 Ivanhoe Avenue, Suite 200, La Jolla, California 92037 (Address of principal executive offices)

Registrant's telephone number, including area code: (858) 551-2920

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Item 7.       Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Appendix I to the Circular to Shareholders of Symphony House Berhad dated February 13, 2004
2.2	Appendix II to the Circular to Shareholders of Symphony House Berhad dated February 13, 2004

Item 9.       Regulation FD Disclosure

            As previously disclosed, Vsource, Inc. ("Vsource") entered into a sales and purchase agreement dated December 11, 2003 with Symphony House Berhad ("Symphony House") to sell 30.34% of the issued and outstanding share capital of its wholly-owned subsidiary Vsource (Malaysia) Sdn Bhd ("Vsource Malaysia") to Symphony House. In conjunction with such sale, Vsource was obligated to transfer 100% of the issued and outstanding shares of its wholly owned subsidiary Vsource (Japan) Limited ("Vsource Japan") to Vsource Malaysia. As also previously disclosed, completion of the transaction is subject to a number of closing conditions, including approval by the shareholders of Symphony House.

            In order to obtain such shareholder approval, Symphony House, a company listed on Malaysia's Mesdaq market, has distributed to its shareholders a circular describing the transaction (the "Circular"). Pursuant to the rules of the Kuala Lumpur Stock Exchange, the Circular contains, among other things, appendices setting forth information on Vsource Malaysia and Vsource Japan based on information provided by Vsource to Symphony House. Such information includes unconsolidated financial data of Vsource Malaysia and Vsource Japan. Because Vsource only reports its financial results on a consolidated basis, such unconsolidated financial data of Vsource Malaysia and Vsource Japan has not previously been publicly disclosed.

            Copies of Appendices I and II to the Circular, containing unconsolidated financial data of Vsource Malaysia and Vsource Japan, are attached as Exhibits 2.1 and 2.2, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VSOURCE, INC.
Date: February 13, 2004	By:	/s/ Timothy T. Hui Timothy T. Hui General Counsel and Vice President, Legal

EXHIBIT INDEX

Exhibit No.	Description
2.1	Appendix I to the Circular to Shareholders of Symphony House Berhad dated February 13, 2004
2.2	Appendix II to the Circular to Shareholders of Symphony House Berhad dated February 13, 2004